Exhibit 10.12

NORTH PARK INDUSTRIAL CENTER AMENDED AND RESTATED LEASE

RECITALS

Effective Date:  As of April 1, 2010

A.                                    Landlord and Tenant are parties to that certain North Park Industrial Center Lease dated October 30, 2000 with regard to the demise of Building E in North Park Industrial Center, as amended by the First Amendment to Lease, executed effective as of November 17, 2000, and further amended by the Second Amendment to Lease, executed effective as of February 28, 2001 (collectively, the “Original Lease”).

B.                                    The parties desire to restate the Original Lease as of the Effective Date hereof and to enter into a new and governing lease effective from and after the Effective Date hereof (such new tease, the “Lease”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, the reliance by each party hereon, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1.                                      BASIC LEASE TERMS.

a.                          TENANT: nLight Photonics Corp.
Address (Leased Premises):North Park Industrial Center
Building/Unit: Building E
Address (For Notices): 5408 NE 88th Street, Building B, Vancouver WA 98665

b.                          LANDLORD:  Aspen North Park, LLC
Address (For Notices):                                                             14010 A NE 3rd Court, Suite 106
Vancouver, WA 98685

c.                           TENANTS USE OF PREMISES: general office and the manufacturing of electronic/laser equipment and semiconductor devices.

d.                          PREMISES AREA: Approximately 66,000 Square Foot Building which includes approximately 18,000 Square Feet of office.

e.                           PROJECT AREA: Approximately 189,300 Square Feet

f.                            AGREED UPON PREMISES PERCENT OF PROJECT:  30.11%

g.                           TERM OF LEASE:  Commencement Date: As of April 1, 2010
Expiration Date: March 31, 2017
Number of Months: 84

h.                          BASE MONTHLY RENT:  Base Monthly Rent for the first twelve (12) months shall be $29,880.  Base Monthly Rent for each succeeding twelve (12) month period shall be 101.8% of the amount for the preceding twelve (12) month period.

i.                              RENT ADJUSTMENT:  N/A

j.                             [Omitted]

k.                          SECURITY DEPOSIT:  $33,255.79 (Initial Base Monthly Rent, escalated at 101.8%)

l.                              BROKER(S): None

m.                      LETTER OF CREDIT AMOUNT:

•                              From the Effective Date until October 31, 2011, $90,000, at which time the letter of credit, if not previously drawn in accordance with the terms of this Lease, shall be cancelled.  Landlord shall cooperate with Tenant to effect the reduction of the existing letter of credit to $90,000 on and after the Effective Date.

2.                                      PREMISES.  Landlord leases to Tenant the Premises described in Section I and in Exhibit A and commonly known as 5408 NE 88th Street, Building E, Vancouver, WA 98665 (the “Premises”), located in the Phase described on Exhibit A (the “Phase”) and within the Project described on Exhibit B (the “Project”).  References herein to the “Phase” include the Building/Premises; references to the “Project” include the Phase Tenant acknowledges that it has examined the Premises and accepts the Premises in their then present condition.

3.                                      TERM.  The term of this Lease is for the period set forth in Section 1, commencing on the Commencement Date in Section 1.

4.                                      RENT.

a.                          Base Monthly Rent.  Tenant shall pay to Landlord base monthly rent in the amount in Section 1 which shall be payable monthly in advance on the first day of each and every calendar month (“Base Monthly Rent”).  All charges and sums due from Tenant to Landlord hereunder shall be deemed rent.

b.                          Rent Adjustment.  [Intentionally Omitted]

c.                           Expenses.  Beginning on the Effective Date, Tenant shall pay to Landlord Tenant’s share of Expenses related to the Project.  Tenant’s share of Expenses shall be (i) 100% of Expenses related to the Phase, plus (ii) the “Agreed upon Premises Percent of Project” of “Project Level Expenses” as defined below; provided, however, that no materially different additional categories of “Expenses” or “Project Level Expenses” not listed in this Section (1) and no increase in the “Agreed upon Premises Percent of Project” over that which has been paid by or assessed against Tenant under the Original Lease shall be paid by or assessed against Tenant without Tenant’s prior written consent:

(1)                     Expense Defined.  The term “Expenses” shall mean all costs and expenses reasonably incurred by Landlord with respect to the ownership, management, operation, maintenance, or repair (but, except as otherwise provided expressly below), not replacement, and insurance of the Phase including without limitation, the following costs:

(a)                     All supplies, materials, labor, equipment, and utilities used in or to the extent related to the operation and maintenance of the Phase;

(b)                     All management, janitorial, legal, accounting, insurance (casualty, liability, loss of rents, and/or other coverages), and service agreement costs related to the Phase;

(c)                      All maintenance and repair costs relating to the areas within the Phase, including, without limitation, air conditioning systems, sidewalks, landscaping, service areas, driveways, parking areas, walkways, building exteriors (including painting), and signs and directories.

(d)                     Except to the extent otherwise provided in this Section 4(c), the amortized portion (amortized over the useful life thereof along with reasonable financing charges) of the cost of replacements, and reasonable capital improvements made to the Phase; provided, however, that Tenant shall not pay any costs associated with (i) the repair, maintenance or replacement of the foundation, load bearing or exterior walls, and subflooring of the Building, or (ii) replacements or capital improvements necessitated by a casualty or other event that is required to be insured by Landlord hereunder; provided, limiter, that notwithstanding the foregoing provisions of this subsection 4(c)(1)(d), Tenant agrees and shall pay the costs of replacing any HVAC units, the roof, asphalt on the Phase, seal coating of the asphalt, and repainting of the exterior of the Building that require replacement during the Term.  Reserves may be collected and retained for the repair and replacement of the following capital items: roof work, asphalt on the Phase, seal coating of the asphalt, and repainting of’ the exterior of the Building ; if no reserve or an insufficient reserve is available for any such cost, the amount not covered by a reserve shall be amortized as provided herein.  If any capital expenditure or series of related capital expenditures required to be paid by Tenant hereunder is less than $10,000 (or is covered by a previously collected reserve but the reserve is insufficient by S10,000 or less), the expenditure (or the portion not covered by such reserve,) shall not be amortized but rather shall be fully included in Expenses in the year incurred.

(e)                      All Real Property Taxes, which shall mean and include all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed upon all or any portion of or in relation to the Phase or any portion thereof, any leasehold estate in the Premises or measured by rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Phase or any portion thereof.  “Real Property Taxes” shall also include any form of assessment, levy, license fee, franchise tax, or other charge or tax (other than estate, inheritance, or net income taxes) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state, federal or any improvement or other district, whether such tax is (1) determined by the area of the Phase or the rent or other sums payable under this Lease; (2) in lieu of or as a direct substitute in whole or in part of or in addition to any real property taxes on the

Phase; (3) based on any parking spaces or parking facilities provided in the Phase; or (4) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time.  “Real Property Taxes” shall also include all assessments under recorded covenants or master plans and/or by owner’s associations.

Notwithstanding anything to the contrary contained in this Lease, the following items shall be excluded (or, as applicable, deducted) by Landlord in determining or calculating Expenses: (a) the cost of repairs, replacements or other work occasioned by fire, windstorm, or other casualty or loss, or by the exercise of eminent domain; (b) depreciation; (c) overhead or profit paid to Landlord or subsidiaries or affiliates of Landlord for services to the Building if and to the extent the cost therefore exceeds competitive costs for such services in comparable projects or buildings located within the Clark County area; (d) payments of principal, interest, or other payments of any kind on any deeds to secure debt, mortgages, ground or underlying leases(s), or other hypothecations for security of all or any part of the Project, Phase or Premises by Landlord; (e) any compensation paid to clerks, attendants, or other persons or entities in any commercial concessions operated by Landlord; (f) all items and services and goods for which Tenant separately reimburses Landlord; (g) estate, inheritance, gift, transfer, and net income taxes of Landlord (but in no event shall this subparagraph exclude rent taxes, any franchise tax, any gross income tax, or any tax or assessment in lieu of and in substitution for real estate taxes); (h) all other items for which Tenant or any other party otherwise reimburses Landlord so that no duplication of payments by Tenant or to Landlord shall occur; (i) any lines or penalties incurred due to violations by Landlord of any law or due to late payment by Landlord of Real Property Taxes to the extent such late payment is not caused by delinquency or other act of Tenant; (j) expenses for the replacement of any item covered under warranty to the extent of proceeds or payments actually received by Landlord under such warranty and (k) the cost of repair, maintenance and/or replacement of the foundation, load bearing and exterior walls and subflooring of the Building.

(2)                     Estimate and Payment of Expenses.  When Tenant takes possession of the Premises and prior to each subsequent calendar year, Landlord shall estimate the amount of Tenant’s payment obligation under this Section 4c for Expenses and Project Level Expenses (for convenience referred to in this paragraph simply as Tenant’s Share of Expenses) for the applicable calendar year.  Tenant shall pay to Landlord, as additional rent, such estimated Share of Expenses amount in equal monthly installments through such year on the first day of each month.  As soon as practical following each calendar year, Landlord shall prepare an accounting of actual Expenses incurred during the prior calendar year and such accounting shall reflect Tenant’s Share of Expenses.  Landlord shall deliver written notice of such accounting to Tenant (the “Accounting Notice”).  If the additional rent paid by Tenant under this Section 4.c during the preceding calendar year was less than the actual amount of Tenant’s Share of Expenses, the Accounting Notice shall so state and Tenant shall pay such amount to Landlord within 30 days of receipt of the Accounting Notice.  Such amount shall be deemed to have accrued during the prior calendar year and shall be due and payable from Tenant even though the term of this Lease has expired or this Lease has been terminated prior to Tenant’s receipt of this notice.  If Tenant’s payments were greater than the actual amount of Tenant’s Share of Expenses, then such overpayment shall be credited by Landlord to all present rent next due under this Section 4.c, or if none, then paid to Tenant.  Tenant shall have thirty (30) days from receipt of the Accounting

Notice to give written notice of intent to audit the Expenses or Tenant’s Share of Expenses for the calendar year covered by the Accounting Notice; failure to give written notice of audit to Landlord within such thirty (30) day period shall constitute conclusive agreement by Tenant of the treatment of Expenses for the calendar year covered by the Accounting Notice and final determination of Tenant’s share of the Expenses covered by the Accounting Notice.  In the event Tenant disagrees with the Accounting Notice, the sole remedy of Tenant shall be to provide notice of an audit within such thirty (30) day period and to receive the amount, if any, determined by the following provision, In the event Tenant timely gives notice of an audit, Tenant shall undertake and complete such audit within sixty (60) days following receipt by Tenant of the Accounting Notice.  The audit must be conducted by Tenant and a CPA firm approved by Landlord, acting reasonably, who has not otherwise been employed by Tenant and who shall be compensated by Tenant and strictly on an hourly or fixed fee basis and not a percentage or contingency basis.  Tenant shall keep the tact of the audit, information reviewed in the audit, and the results of the audit confidential and shall deliver to Landlord, prior to commencement of the audit, a separate confidentiality agreement executed by Tenant and by the CPA.  The results of the audit shall be reduced to writing and shall be delivered to Landlord for review and approval.  If such audit shows a net overpayment, and if Landlord does not seek a judicial decision regarding the same, then any net overpayment shall be treated as an overpayment of estimated Expenses as set forth above; in the event the audit reveals any net underpayment by Tenant of Expenses with respect to the year covered by the Accounting Notice, then the net underpayment shall be paid in the same manner as provided above with respect to underpayments of estimated Expenses.  The costs of such audit shall be borne and paid by Tenant: provided, however, if such audit shall result in the adjustment positively or negatively of more than 7.2% of the Expenses as reported by Landlord in the Accounting Notice, then Landlord shall reimburse Tenant for all its out of pocket expenses incurred in connection with the audit.

(3)                     Project Level Expenses.  In the same manner as paying Expenses, Tenant shall pay its “Agreed upon Premises Percent of Project” of “Project Level Expenses”.  Project Level Expenses arc costs incurred by Landlord regarding outdoor common areas in the Project, including those of the types identified in Section 4c(1), whether incurred in the operation of the Project or allocated to Landlord as an owner of land within the Project.  Examples of Project Level Expenses include maintenance costs for common access ways or landscaping at entryways; Project Level Expenses exclude payments for maintenance of other buildings and parking lots serving the same.

(4)                     Insurance Expense.  Tenant’s current use of the Premises is viewed by insurers as posing an environmental risk, and Tenant currently maintains a blanket $2.0 million face amount environmental insurance policy covering its multiple operations and facilities in the United States.  Tenant shall maintain such insurance during the Term of this Lease.  Such insurance shall name Landlord as an additional insured and shall include an extended reporting period of at least one (1) year.

d.                          Rent Without Offset and Late Charge.  All rent shall be paid by Tenant to Landlord monthly in advance on the first day of every calendar month, at the address shown in Section 1, or such other place as Landlord may designate in writing from time to time.  All rent shall be paid without prior demand or notice and without any deduction or offset whatsoever.

All rent due for any partial month shall be prorated.  Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain.  Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises.  Therefore, if any rent or other sum due from Tenant is not received within ten (10) days of the date when first due, Tenant shall pay to Landlord an additional sum equal to 10% of such overdue payment.  Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment and that the late charge is in addition to any and all remedies available to the Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver of any default.  Additionally, all such delinquent rent or other sums, plus this late charge, shall bear interest at the prime rate as published from time to time in the Wall Street Journal, plus 2%, on a fully floating basis (herein the “Default Rate”), from the date first due until the date paid in full.  Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $25.00.  If two or more checks of Tenant arc so returned, Landlord may require Tenant to pay all future payments of rent or other sums due by money order or cashier’s check.

5.                                      [INTENTIONALLY OMITTED.]

6.                                      DEPOSIT AND FINANCIAL REPORTING.

a.                          Cash Deposit.  Tenant has deposited the security deposit set forth in Section 1 with Landlord as security for the performance by Tenant of the Provisions of this Lease.  To the extent such amount is less than the amount held by Landlord, Landlord shall remit such excess to Tenant.  Upon a default by Tenant, Landlord shall have the right, without waiver of the default or prejudice to other remedies, to use the security deposit or any portion of it to cure the default or to compensate Landlord for any damages resulting from Tenant’s default recoverable under this Lease.  Upon demand, Tenant shall immediately pay to Landlord a sum equal to the portion of the security deposit expended or applied by Landlord to maintain the security deposit in the amount initially deposited with Landlord.  In no event will Tenant have the right to direct the application of any part of the security deposit to any rent or other sums due under this Lease.  If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return the entire security deposit to Tenant.  Landlord’s obligations with respect to the deposit are those of a debtor and not of a trustee, and Landlord can commingle the security deposit with Landlord’s general funds.  Landlord shall not be required to pay Tenant interest on the deposit.  If Landlord sells its interest in the Premises during the term hereof and deposits with or credits to the purchaser the unapplied portion of the security deposit, thereupon Landlord shall be discharged from any further liability or responsibility with respect to the security deposit.

b.                          Letter of Credit.  To secure performance by Tenant under this Lease during the first year of the Term, Tenant has provided to Landlord an irrevocable standby letter of credit issued by a bank reasonably acceptable to Landlord with offices at which the letter of credit may be drawn in Vancouver, Washington and/or Portland, Oregon.  Any replacement of the existing letter of credit shall be substantially in the form of the current letter of credit.  The letter of credit required hereunder from time to time is the “Letter of Credit”.

(1)                     Term.  The term of the Letter of Credit shall expire October 31, 2011.

(2)                     Amount.  The amount of the Letter of Credit shall be the amount required by Section 1 above.

(3)                     Payment.  Landlord may draw all or a portion of the Letter of Credit upon a default by Tenant not cured as permitted hereunder.  The Letter of Credit shall state that the full amount of the same shall be immediately paid to Landlord upon presentation by Landlord to the issuing financial institution of a letter from landlord stating that an uncured default by Tenant has occurred under this Lease and/or that Landlord is otherwise authorized under this Lease to fully draw the Letter of Credit.  No other or further condition to payment shall be stated in the Letter of Credit nor shall apply to the Letter of Credit.

(4)                     Receipt of Proceeds by Reason of Default.  In the event the funds represented by the Letter of Credit are paid to Landlord, Landlord shall have the right to use such proceeds to correct any default by Tenant and/or to compensate Landlord for any such default in accordance with the provisions of this Lease; any and all remaining proceeds shall be added to the security deposit described in Section 6a above but Tenant’s obligation to replenish the security deposit thereafter shall only apply as and to the extent the remaining balance of the security deposit is not equal to or greater than the amount originally required to be deposited on the Effective Date.  Tenant shall have no right to direct the application of any proceeds of any Letter of Credit.  No drawing of the Letter of Credit nor application of any proceeds drawn, and no acceptance of a payment of money to be added to the security deposit, shall be a waiver of any default by Tenant nor a waiver of any other remedy or right of Landlord.

(5)                     Letter of Credit Failures.  In the event Tenant fails to deliver any renewal of the Letter of Credit as required in this Lease, or in the event any replacement Letter of Credit fails to conform to the requirements of this Lease, the same, if not cured within ten days of written notice thereof from Landlord, shall be a default in which case Landlord shall be entitled to exercise all remedies for default.  In the event the financial institution issuing the Letter of Credit does not provide at least sixty (60) days’ advance written notice of renewal prior to each scheduled annual expiration date of the Letter of Credit, or in the event any renewal of the Letter of Credit is not actually delivered to Landlord at least thirty (30) days prior to the then scheduled expiration date of the Letter of Credit, Landlord shall have the right, upon ten days prior written notice to Tenant, if not cured by Tenant within such ten day period, to draw down the full amount of the Letter of Credit, in which event the proceeds of the Letter of Credit shall be added to the security deposit as provided in subsection (4) above  It shall be the responsibility of Tenant to cause the financial institution to issue the prior written notice of renewal and to deliver the renewal Letter of Credit within the time frames provided in this Section 6.

c.                           Financial Reporting.  Tenant shall provide to Landlord, within thirty (30) days of written request thereof from Landlord, financial statements of Tenant prepared in accordance with generally accepted accounting principles consistently applied certified by Tenant to be true and correct.  Landlord shall keep such information strictly confidential and shall not use or disclose such information without Tenant’s prior written consent; provided, such information may be disclosed to actual or intended lenders, investors and buyers that are advised of the confidentiality required in this Lease.

7.                                      USE OF PREMISES AND PROJECT FACILITIES.  Tenant shall use the Premises solely for the purpose set forth in Section 1 and for no other purpose without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises or the Project for the conduct of Tenant’s business; further, Landlord has not agreed to undertake any modification, alteration or improvement to the Premises or the Project, except as provided in writing in this Lease.  Tenant acknowledges that Landlord may from time to time, at its sole discretion, make such modification, alterations, deletions, or improvements to the Project that do not materially interfere with Tenant’s use or enjoyment of the Premises as Landlord may deem necessary or desirable, without compensation or notice to Tenant.  Tenant shall promptly and at all times comply with all federal, state and local statutes, laws, ordinances, orders, and regulations with respect to Tenant’s operations on the Premises (herein “Laws”), as well as all “CCR’s” defined as master plans, restrictive covenants, and also any reasonable rules and regulations that Landlord may adopt from time to time; provided, in the event of any direct conflict between a CCR and this Lease, this Lease shall govern.  Tenant will not perform any act or carry on any practices that may injure the Premises or the Project; that may be a nuisance or menace to other tenants in the Project; or that shall in any way interfere with the quiet enjoyment of such other tenants.  Tenant shall not use the Premises for sleeping, washing clothes, cooking (other than the heating of individual employee meals) or the preparation, manufacture or mixing of anything that might emit any objectionable odor, noises, vibrations or lights onto such other tenants.  If sound insulation is required to muffle noise produced by Tenant on the Premises, Tenant at its own cost shall provide all necessary insulation.  Tenant shall not do anything on the Premises which will overload any existing parking or service to the Premises.  Pets and/or animals of any type shall not be kept on the Premises.  Landlord acknowledges that, to Landlord’s actual knowledge without investigation, Tenant’s current operations and use of the Premises are in compliance with the foregoing provisions of this Section 7.

8.                                      SIGNAGE.  All signage shalt comply with all Laws and all reasonable rules and regulations set forth by Landlord as may be modified from time to time.  Current rules and regulations relating to signs are described on Exhibit C.  Except safety signage required by Laws, Tenant shall place no additional or new window covering (e.g., shades, blinds, curtains, drapes, screens, or tinting materials), stickers, signs, lettering, banners or advertising or display material on or near exterior windows or doors if such materials arc visible from the exterior of the Premises, without Landlord’s prior written consent, not unreasonably withheld, delayed or conditioned.  Any material violating this provision may be removed by Landlord without compensation to Tenant and at the expense of Tenant,

9.                                      PERSONAL PROPERTY.

a.                          Taxes.  Tenant shall pay before delinquency all taxes, assessments, license fees and public charges assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises.

b.                          Financing.  Tenant shall have the right to bring into the Premises personal property which is leased from and/or financed by one or more third parties.  Landlord shall execute a document prepared by Landlord and reasonably acceptable to Landlord allowing entry by such third parties for purposes consistent with their rights and containing provisions to protect Landlord from liability related to any such entry.

10.                               PARKING.  Landlord grants to Tenant and Tenant’s customers, suppliers, employees and invitees, a license to exclusively use the designated parking areas in the Phase as shown on Exhibit “A” for the parking of motor vehicles during the Term of this Lease, which license shall be irrevocable so long as Tenant shall not be in default under this Lease.  Landlord shall not unreasonably withhold its consent to parking policies of Tenant such as valet parking or restriping, so long as Tenant complies with all Laws and all governmental approvals applicable to the Project.  Parking outside of the Phase, including on street parking, is prohibited; Tenant shall cause its employees, agents and visitors to comply with this prohibition.

11.                               UTILITIES.  Tenant shall pay for all water, gas, heat, light, power, sewer, electricity, telephone or other service metered, chargeable or provided to the Premises but without markup for a profit for Landlord, all of which are separately metered.  In no event shall Landlord have any liability for, nor shall this Lease be terminable or Rent hereunder be abated by reason of, any interruption of utilities; provided, if Tenant is prevented from using all or part of the Premises due to a utility interruption caused by Landlord, the rent hereunder that would otherwise accrue during the duration of the interruption shall be equitably abated in proportion to the loss of use.

12.                               MAINTENANCE.  Landlord shall repair and maintain in good condition, the structural parts of the Building, which shall include only the foundations, bearing and exterior walls (excluding glass), subflooring and roof (excluding skylights), the unexposed electrical, plumbing and sewerage systems lying outside the Building, exterior doors (excluding glass), window frames, gutters and downspouts on the Building, and the exterior portions of the Phase (parking and other paved areas and landscaped areas); provided, however, (a) the cost of all such maintenance shall be considered “Expenses” for purposes of Section 4.c except to the extent excluded by Section 4.c, (b) to the extent not covered by insurance, the cost of any work required due to damage or excessive wear caused by Tenant or its agents shall be paid by Tenant, and (c) Landlord shall not be obligated to maintain any outdoor equipment or improvements of Tenant such as any tank farm nor to perform any work related to any Betterment or necessitated due to any Betterment, all of which shall be performed by Tenant at its expense.  Except as provided above, Tenant shall maintain and repair (but, except as provided in Section 4.c, not replace) the Premises in good condition, ordinary wear and tear excepted, including, without limitation, maintaining and repairing all other walls, floors, ceiling, interior doors, exterior and interior windows and fixtures as well as damage caused by Tenant, its agents, employees or invitees.  Tenant shall obtain and deliver to Landlord a service and maintenance contract for all HVAC units and systems serving the Building.  Tenant shall, through such contract and as otherwise necessary, repair and maintain such HVAC in operating condition and any replacements shall be treated as provided in Section 4(c) above.  Such contract shall be renewed so as to be in constant force and effect; the terms and form of such contract are subject to the reasonable approval of Landlord.  Tenant shall make such alterations and improvements to the Premises as are required to comply with Laws to the extent attributable to the unique and specific use of the Premises by Tenant, but Tenant shall have no obligation to make improvements or alterations required by Laws of general applicability (such as building codes requiring earthquake reinforcement, compliance with the Americans with Disabilities Act, or environmental conditions not created or caused by Tenant); any such work shall be accomplished in compliance with Section 13 below.  Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed at the commencement of the term, except for reasonable wear and tear.

13.                               ALTERATIONS.  Landlord acknowledges that it has consented to all alterations and improvements made to the Premises by Tenant prior to the Effective Date, including clean rooms and approximately 12,000 square feet of office space.  Tenant shall not make any additional alterations to the Project or the Phase after the Effective Date other than to the Premises (the Premises shall include the outdoor tank farm).  Tenant shall not make any additional alterations to the Premises after the Effective Date without Landlord’s prior written consent in each instance which consent shall not be unreasonably withheld or delayed but which may be issued subject to reasonable conditions.  If Landlord gives its consent to such alterations, Landlord may post notices in accordance with the laws of the state in which the Premises are located.  All alterations other than Tenant’s trade fixtures, and any equipment and personal property, shall be a part of the Premises and shall remain on and be surrendered with the Premises upon expiration or termination of this Lease, except for those which Landlord elects shall be removed by written notice given during the Lease Term or within sixty (60) days thereafter; provided, however, Landlord hereby agrees that it accepts and will not require Tenant to remove at expiration or termination of this Lease, the approximately 12,000 square feet of additional office space added by Tenant or the wiring, or plumbing now or hereafter installed by Tenant in accordance with the provisions of this Lease.  If any alterations are to be removed, Tenant at its own cost shall restore the Premises to the condition existing prior to such alteration being made, before the last day of the term or, if later, within thirty (30) days (or such additional time as reasonably shall be necessary to remove same) of Landlord’s written notice to Tenant to remove the same.  Any request for Landlord’s consent to alterations shall be made at least thirty (30) days before any work is commenced and shall be accompanied by (i) detailed and cost plans and specifications for all alterations, and (ii) Tenant’s written agreement to provide, upon completion of work, a complete set of as-built plans and specifications.  Landlord may issue such consent subject to conditions (including but not limited to conditions requiring deposit with Landlord of funds and/or bonds to cover one-third (1/3) of anticipated alteration costs).  All alterations shall be constructed only after obtaining Landlord’s prior written consent and only in conformity with all Laws.  The issuance of Landlord’s consent shall not be a waiver of nor any opinion regarding Tenant’s obligation to comply with all Laws.  Should Landlord consent in writing to Tenant’s alteration of the Premises, Tenant shall contract with a contractor approved by Landlord for the construction of such alterations (which approval shall not be unreasonably withheld or delayed but which may be issued subject to reasonable conditions), shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence in compliance with the plans and specifications approved by Landlord, All such construction shall be performed in a manner which will not unreasonably interfere with the quiet enjoyment of other tenants of the Project.  Tenant shall pay all costs for construction of alterations and shall keep this Lease, the Premises and the Project free and clear of all liens which may result from work by third parties authorized by Tenant.  If any such lien is filed, and not removed within ten (10) days of written notice thereof from Landlord to Tenant, the same shall be an event of default hereunder.

14.                               RELEASE AND INDEMNITY.  As material consideration to Landlord, Tenant agrees that Landlord and Landlord’s owners, managers, officers and agents, and all employees and agents of the foregoing (collectively the “Protected Parties”) shall not be liable to Tenant for any damage to Tenant’s property from any act or omission of other tenants of the Project, their agents and invitees, and Tenant waives all claims against Landlord arising from damage to its property from such other tenants, their agents and invitees.  Subject to Sections 15c and 26 below, Tenant shall defend, indemnify and hold Landlord and all other Protected Parties harmless from all claims, losses, damages, causes of action, costs and expenses attributable to use by Tenant or its agents of the Premises and/or the Phase or other properties of Landlord.

15.                               INSURANCE.

a.                          Insurance by Tenant.  Tenant shall, during the Lease Term, procure at its expense and keep in force the following insurance:

(1)                     Commercial general liability insurance naming the Landlord, Landlord’s Agents and the other Protected Parties as additional insured (using a form at least as broad as ISO Form 2026 1185 without modification) against any and all claims for bodily injury, personal injury, and property damage occurring in or about the Phase and Project and/or arising out of Tenant’s use and occupancy of the Premises.  Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000).  If the Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement.  Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto.  In no event shall the limits of such insurance be considered as limiting the liability Tenant under this Lease.

(2)                     Personal property insurance insuring (if not insured by Landlord’s insurance required in subsection 15.b below) all alterations, leasehold improvements, and fixtures installed by Tenant hereunder or under the Original Lease (“Betterments”) and all equipment, trade fixtures, inventory, and personal property located on or in the Phase for perils covered by the causes of loss — special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable).  Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

(3)                     Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $500,000.

(4)                     Business interruption insurance covering at least 12 months of all charges hereunder.

(5)                     Pollution liability insurance in accordance with Section 4(c)(4) above.

The policies required to be maintained by Tenant shall be with companies rated AX or better in the most current issue of Best’s Insurance Reports.  Insurers shall be licensed to do business in the state in which the Premises are located and shall be domiciled in the USA.  All liability policies shall include contractual liability coverage and shall include a waiver of any exclusion for such coverage.  Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable to Tenant and no less in amount than the deductibles in effect on the Effective Date.  Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy.  Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.  Each policy of insurance shall require notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.  In the event Tenant does not purchase and keep in force the insurance required by this Lease or provide evidence of the same, Landlord may, but shall not be obligated to, purchase such insurance or some part of it and pay the premium.  Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand.  In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expenses (including attorney’s fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

b.                          Landlord Insurance.  Landlord shall obtain and keep in full force and effect during the term a standard fire insurance policy with an extended coverage endorsement insuring the Premises in an amount equal to the full replacement cost of the Premises, the cost of which shall be an Expense for purposes of Section 4.c.

c.                           Subrogation.  Without limiting the effect of any other waiver of or limitation on the liability of Landlord set forth herein, Landlord and Tenant hereby each waive their respective rights of recovery against the other for any loss of, or damage to, the property of the waiving party, to the extent that such loss or damage is insured by an insurance policy required by this Lease to be maintained in effect by the waiving party at the time of such loss or damage, or, if greater insurance is then maintained by the waiving party, then to the extent of such greater insurance.  Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party.

16.                               DESTRUCTION.  If the Premises is more than 40% destroyed (based upon replacement cost) by any casualty or rendered inaccessible or unusable by any casualty, or if more than 25% of the Premises is destroyed during the last 12 months of the term of this Lease, Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within 30 days of such event without compensation to Tenant.  If Landlord does not elect to terminate this Lease, and if, in Landlord’s reasonable estimation, the Premises cannot be restored within 180 days following such destruction, the Landlord shall notify Tenant and Tenant may terminate this Lease by delivery of notice to Landlord within 30 days of receipt of Landlord’s notice.  If this Lease is not terminated pursuant to the foregoing provision, then Landlord shall commence to restore the Premises, other than Betterments, and shall complete such restoration with due diligence.  In such event, this Lease shall remain in full force and effect, but there shall be an abatement of Base Monthly Rent between the date of destruction and the date of completion of restoration, based on the extent to which destruction interferes with Tenant’s use of the Premises; provided, there shall be no abatement to the extent such damage is the result of Tenant’s gross negligence or intentional wrongdoing.  Tenant shall, at its expense, with due diligence restore all

Betterments damaged by casualty unless this Lease is terminated due to such casualty.  Except to the extent covered by insurance, Tenant shall not to be entitled to any damages or compensation from Landlord for loss of use or any inconvenience occasioned by damage or any repair or restoration.

17.                               CONDEMNATION.

a.                          Definitions.  The following definitions shall apply.  (1) “Condemnation” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by a Condemnor, and (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings for condemnation are pending; (2) “Date of Taking” means the date the condemnor has the right to possession of the property being condemned; (3) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation; and (4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of Condemnation.

b.                          Total or Partial Taking.  If during the term of the Lease there is any taking of all or any part of the Premises, Phase or the Project, the rights and obligations of the parties shall be determined pursuant to this Lease.  If the Premises arc totally taken by Condemnation, this Lease shall terminate on the Date of Taking.  If any portion of the Premises or Phase is taken by Condemnation, this Lease shall terminate as to the part so taken as of the Date of Taking, but shall in all other respects remain in effect, except that Tenant can elect to terminate this Lease lithe remaining portion of the Premises or Phase is rendered unsuitable to any material extent for Tenant’s intended use of the Premises or Phase.  If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate by giving notice to Landlord within 30 days after the nature and extent of the Condemnation have been filially determined and written notice thereof is provided to Tenant.  If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than 30 days nor later than 90 days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the Date of Taking if the Date of Taking falls on a date before the date of termination as designed by Tenant.  If any portion of’ the Premises or Phase is taken by Condemnation and this Lease remains in full force and effect, on the Date of Taking the Base Monthly Rent shall be reduced by an amount in the same ratio as the total number of square feet in the Premises and/or Phase taken bears to the total number of square feet in the Premises and/or Phase, as applicable, immediately before the Date of Taking.

c.                           Landlord’s Election.  Notwithstanding anything herein to the contrary, if the Project or any portion thereof is taken by Condemnation and the portion taken does not, in Landlord’s reasonable judgment, feasibly permit the continuation of the operation of the Premises by Landlord in an economically viable fashion, then Landlord shall have the right to terminate this Lease by written notice given within thirty (30) days following the Date of Taking.

d.                          Award.  The entire award shall be payable to and belong to Landlord.  Tenant shall have no right to participate in the Condemnation proceedings nor to claim all or any portion of the Award; provided this shall not limit Tenant’s right to seek and to receive compensation for relocation expenses or the value of its trade fixtures, equipment or personal property taken, so long as receipt of such compensation does not decrease the Award otherwise payable to Landlord.

18.                               ASSIGNMENT OR SUBLEASE.

a.                          Generally.  Tenant shall not assign or encumber its interest in this Lease or the Premises or sublease all or any part of the Premises or allow any other person or entity (except Tenant’s authorized representatives, employees, invitees, or guests) to occupy or use all or any part of the Premises without first obtaining Landlord’s consent which, except as provided in this Section, Landlord may withhold in its sole but reasonable discretion.  If Tenant is a partnership, corporation, limited liability company, tenancy in common or other group or entity, a withdrawal or change (voluntary, involuntary or by operation of law) of a controlling interest in Tenant, or the sale or transfer of any such controlling interest, shall be deemed a voluntary assignment; provided, the grant and exercise of stock options in the ordinary course of business and/or the sale of stock to new or existing investors to raise additional capital shall not be “assignments” for purposes of this Lease.  Further, any dissolution and liquidation, merger, consolidation or other reorganization of Tenant, or sale or other transfer of all or substantially all of the assets of Tenant shall be deemed a voluntary assignment.  The preceding restriction on transfer of ownership interests shall not apply to sales of stock to the public by corporations the stock of which is traded through an exchange or over the counter.  All rent received by Tenant from its subtenants in excess of the rent payable by Tenant to Landlord under this Lease (allocated on a square footage basis in cases of partial subleasing) shall be paid to Landlord, and any sums to be paid by an assignee to Tenant in consideration of the assignment of this Lease shall be paid to Landlord.  If Tenant requests Landlord to consent to a proposed assignment or subletting, Tenant shall pay to Landlord, whether or not consent is ultimately given, Landlord’s reasonable attorneys’ fees and other expenses incurred in connection with such request.  No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including without limitation the transfer of this Lease by testacy or intestacy).  Each of the following acts shall be considered an involuntary assignment: (a) If Tenant is or becomes bankrupt, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership, if any partner of the partnership is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) if a writ of attachment or execution is levied on this Lease and not discharged within thirty (30) days; or (c) if in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises.  An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.  Any assignment, sublease or encumbrance without the prior written consent of Landlord shall be void, and, at the election of Landlord, shall be a default.  No consent by Landlord to any assignment, sublease or encumbrance shall be a waiver of the requirement to obtain such consent with respect to any other or later assignment, sublease or encumbrance.  Acceptance of rent or other performance by Landlord following an assignment, sublease or encumbrance, whether or not Landlord has knowledge of such assignment, sublease or encumbrance, shall not constitute consent to the same nor a waiver of the requirement to obtain consent to the same.  No assignment, sublease or encumbrance, with or without the prior written consent of Landlord, shall release Tenant from full and primary liability hereunder.

b.                          Subleasing.  Notwithstanding the provisions of Section 18a above, Landlord will not unreasonably withhold or delay, or condition its prior written consent to a sublease (but may impose reasonable conditions) if the following requirements are met:

(i)                                     Such prior written consent is properly requested.

(ii)                                  Tenant supplies such information regarding the proposed sublease and proposed subtenant as Landlord may reasonably request.

(iii)                               Tenant is not in default during the time period from the date consent is requested through the date consent is granted.

(iv)                              Tenant reasonably demonstrates that the subtenant is capable of performing its obligations under the sublease, this Lease, and otherwise regarding the Premises.

(v)                                 Tenant and the subtenant execute and deliver an agreement prepared by Landlord which will include, among others, provisions confirming the continuing obligations of Tenant and confirming that the subtenant will be bound by all provisions of this Lease appropriately adjusted to reflect the subtenant’s lesser interest in the Premises and Phase.

(vi)                              The subtenant provides insurance and proof of insurance as required hereunder, with the property damage, workers’ compensation, business interruption, personal property and pollution coverage appropriately adjusted to reflect subtenant’s use of the Premises and its lesser interest in the Premises and Phase.

c.                           Corporate Transactions.  Notwithstanding the provisions of Section 18a above, Landlord will not unreasonably withhold, delay or condition its prior written consent to an assignment of Tenant’s interest in this Lease to an entity directly or indirectly acquiring all or substantially all of the stock or assets of Tenant by purchase, merger, consolidation, reorganization or otherwise (the “Affiliate Assignee”) if the following requirements are met:

(i)                                     The requirements described in Section 18b shall be met (with the term “subtenant” read as “Affiliate Assignee” and the term “sublease” read as “assignment”) (except that references to a lesser interest in the Premises and Phase shall not apply).

(ii)                                  The net worth of the acquiring or surviving entity, determined in accordance with GAAP, shall be no less than the net worth of Tenant immediately prior to such transactions.

19.                               DEFAULT.  The occurrence of any of the following shall constitute a default by Tenant:

(a)                                 A failure to pay rent or other charge when due or to pay any payment to a third party when and as required hereunder; provided, however, a failure by Tenant to pay rent or other charge to Landlord or a third party shall not be a default unless and until Landlord shall have given written notice of such failure to Tenant and Tenant shall not have cured such failure within ten days of the date that Landlord’s notice is deemed communicated pursuant to Section 23 of the Lease; provided further, however, Landlord need only give two (2) such written notices of default with respect to payments due in any calendar year, and any subsequent failure to pay rent or other charge due in the same calendar year shall be an event of default if the same is not paid as and when due without the need for any such written notice and opportunity to cure; or

(b)                                 Failure to perform any other provision of this Lease as and when such performance is first due hereunder; provided, however, such failure shall not be a “default” unless Tenant does not cure such failure within twenty (20) days following written notice of such failure from Landlord; and provided further, Landlord shall extend such twenty (20) day period by the number of days reasonably determined by Landlord to be necessary to complete cure if Tenant provides written request for extension within the 20 days accompanied by (x) proof that Tenant has diligently commenced cure within the twenty (20) days, and (y) a schedule of further efforts by Tenant which will result in cure by the earliest date reasonably possible; and provided further, that in an emergency situation where Landlord’s material interests reasonably will be adversely affected by the passage of such twenty (20) day period, then Landlord need give only such notice as is reasonable under the circumstances.

For purposes of this Lease, if Landlord is prevented from giving written notice of such failure by law or court order, a default shall be deemed to have occurred if Tenant fails to perform any obligation hereunder and such failure continues for the applicable cure period above, calculated from the first day of such failure; such notice shall be conclusively deemed given on the first day of such failure.

20.                               LANDLORD’S REMEDIES.

a.                          Landlord shall have the following remedies if Tenant is in default.  These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.  Landlord may terminate this Lease and/or Tenant’s right to possession of the Premises at any time.  No act by Landlord other than giving notice to Tenant shall terminate this Lease, Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease.  Upon termination of this Lease or of Tenant’s right to possession, Landlord has the right to recover from Tenant: (1) The worth of the unpaid rent that had been earned at the time of such termination; (2) The worth of the amount of the unpaid rent that would have been earned after the date of such termination less the net amount which Tenant proves could be obtained by re-leasing the Premises; and (3) reasonable costs of retelling, including court, attorney and collection costs.  “The Worth” as used for Item 20a(1) is to be computed by allowing interest at the Default Rate.  “The Worth” as used for Item 20a(2) is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of termination of Tenant’s right of possession.

b.                          All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent.  If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which it is liable hereunder, or if Tenant shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving such default or any other right or remedy, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant.  All sums so paid by Landlord, and all necessary incidental costs, together with interest thereon at the Default Rate from the date of expenditure by Landlord, shall be payable to Landlord on demand.

21.                               ENTRY ON PREMISES.  Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times (and at any time in case of an emergency) for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make any restoration to the Premises or the Project that Landlord has the right or obligation to perform; (c) to post “for sale” signs at any time during the term, to post “for rent” or “for lease” signs during the last 90 days of the term, or during any period while Tenant is in default; (d) to show the Premises to prospective brokers, agents, buyers, tenants or persons interested in leasing or purchasing the Premises, at any time during the term; or (e) to repair, maintain or improve the Project and to erect scaffolding and protective barricades around and about the Premises and to do any other act or thing reasonably necessary for the operation, safety or preservation of the Premises or the Project; provided, however, that any such repair, maintenance or improvement shall be done in the manner least intrusive to Tenant’s use and enjoyment of the Premises and the Phase.  Except in cases of emergency or necessity, Landlord shall comply with any reasonable safety or confidentiality policies as requested by Tenant.  Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising out of Landlord’s entry onto the Premises as provided in this Section 21.  Tenant shall not be entitled to an abatement or reduction of rent if Landlord exercises any rights reserved in this Section 21.  For each of these purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Tenant’s vaults and safes and its clean rooms and Hazardous Substances storage areas.  Tenants shall not alter any lock or install a new or additional lock or bolt on any door of the Premises without prior written consent of Landlord.  If Landlord gives its consent, Tenant shalt furnish Landlord with a key for any such lock.

22.                               SUBORDINATION.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Project, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Project, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security.  In the event that any ground lease or underlying lease expires or terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord, at the option of such successor in interest.  Notwithstanding anything in this Lease to the contrary, so long as Tenant pays all rent and is not in default hereunder, Tenant’s occupancy hereunder shall not be disturbed.  Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord any additional documents evidencing the priority or subordination of this Lease with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust.  Tenant hereby irrevocably appoints Landlord as attorney-in-fact of Tenant to execute, deliver and record any such document in the name and on behalf of Tenant.  Each party, within ten days from notice from the other, shall execute and deliver to the other party, in recordable form, certificates stating that this Lease is not in default, and is unmodified and in full force and effect, or in full force and effect as modified and stating any defaults and/or modifications.  This certificate shall also state the amount of current monthly rent, the dates to which rent has been paid in advance, the amount of any security deposit and prepaid rent, and such other matters as may be reasonably requested.  In addition, in connection with any sale or financing involving the Premises, Tenant shall deliver to Landlord, within twenty (20) days of request by Landlord, a current financial statement of Tenant.

23.                               NOTICE.  Any notice, demand, request, consent, approval or communication desired by either party or required to be given, shall be in writing and either hand delivered or sent by prepaid certified first class mail, addressed as set forth in Section 1.  Either party may change its address by notification to the other party.  Notice shall be deemed to be communicated 43 hours from the time of such mailing, or upon the time of hand delivery as provided in this Section 23.

24.                               WAIVER.  No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver.  No act or conduct of Landlord, including without limitation, acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term.  Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of the Lease.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.  Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

25.                               SURRENDER OF PREMISES; HOLDING OVER.  Upon expiration of the term or the termination of this Lease or of Tenant’s right of possession, Tenant shall surrender to Landlord the Premises and all improvements and alterations (except alterations which this Lease grants to Tenant the right or obligation to remove) in good condition, except for ordinary wear and tear.  Notwithstanding the foregoing, unless the parties otherwise mutually agree, Tenant shall remove all trade fixtures, equipment and personal property including, without limitation, all wallpaper, paneling and other decorative improvements or fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property before the expiration of the term, including for example, restoring all wall surfaces to their condition prior to the commencement of this Lease, ordinary wear and tear excepted.  Landlord can elect to retain or dispose of in any reasonable manner Tenant’s personal property not removed from the Premises by Tenant prior to the expiration of the term.  Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal properly.  Tenant shall be liable to Landlord for Landlord’s costs for storage, removal or disposal of Tenant’s personal property.  If Tenant fails to surrender the Premises upon the expiration of the term, or upon the termination of this Lease or of Tenant’s right of possession, (a) Tenant shall be a tenant at sufferance at the base rental rate of 125% of the last rental rate hereunder and otherwise on the terms set forth herein, and (b) Tenant shall defend, indemnify and hold Landlord harmless from all resulting loss or liability, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure.

26.                               LIMITATION OF LIABILITY.  In consideration of the benefits accruing hereunder, Tenant agrees that, as between Landlord and Tenant, any claim against Landlord and/or any other Protected Party, including in the event of any actual or alleged failure, breach or default by Landlord under this Lease, and in connection with any other claim or cause of action arising under this Lease or arising out of the Landlord/Tenant relationship, or arising out of the use by Tenant of the Premises, then: (a) the sole and exclusive remedy of Tenant shall be against the interest of Landlord in the Project, and neither Landlord nor any other Protected Party shall have any other liability whatsoever; and (b) if Landlord is a partnership corporation, trust, limited liability company, tenancy in common or other group or entity, no recourse shall be had to any owner of Landlord or any other assets of any such owner; provided, however, nothing in this Lease shall preclude Tenant from seeking or obtaining contribution, equitable apportionment or other similar remedy from Landlord or any Protected Party for liabilities (such as environmental liabilities not caused or created by Tenant) imposed by Laws or claimed to be owed initially by Tenant to a third party for which Landlord or such Protected Party otherwise is or would be liable.  The covenants contained in this Section 26 are enforceable both by Landlord and also by any other Protected Party.  Tenant agrees that each of the foregoing provisions shall be applicable to any and all liabilities, claims and causes of action whatsoever, including those based on any provision of this Lease, any implied covenant, and/or any statute or common law principle.  Landlord shall not be deemed to be in default of any obligation with respect to this Lease unless and until Tenant shall have given written notice of a failure by Landlord under this Lease to Landlord and also to any secured lender of the Phase and such failure is not cured by Landlord or any such lender within sixty (60) days following the giving of such written notice; provided, however, such 60-day period shall be extended so long as Landlord commences cure of any such failure within such 60-day period and thereafter diligently pursues such cure to completion.  Notwithstanding any other provision hereof, in no event whatsoever shall Landlord be responsible to Tenant for any consequential or incidental damages.

27.                               MISCELLANEOUS PROVISIONS.

a.                          Time of Essence.  Time is of the essence of each provision of this Lease,

b.                          Successor.  This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Section IS herein.

c.                           Landlord’s Consent.  Any consent required by Landlord under this Lease shall be valid only if granted in writing.

d.                          Commissions.  Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the broker(s) identified in Section 1, who shall be compensated by Landlord.

e.                           Other Charges.  If Landlord becomes a party to any litigation concerning this Lease, the Premises or the Project, by reason of any act or omission of Tenant or any agent, guest or invitee of Tenant, Tenant shall be liable to Landlord for all attorneys fees and costs incurred by Landlord in connection with such litigation to the extent attributable to the actions, omissions or obligations of Tenant hereunder, including those incurred at and in preparation for arbitration, trial, appeal or review; this provision shall also apply to all litigation and other proceedings in bankruptcy court, including litigation or proceedings involving issues unique to bankruptcy law.  In the event of litigation between Tenant and Landlord and/or any other Protected Party, the prevailing party shall be entitled to recover from the losing party all costs and attorneys fees incurred both at and in preparation for arbitration, trial and any appeal or review; this provision shall also apply to all litigation and proceedings in bankruptcy court, including litigation or proceedings involving issues unique to bankruptcy law.  If Landlord employs a collection agency to recover delinquent charges, Tenant agrees to pay all collection agency and attorneys’ fees charged to Landlord in addition to rent, late charges, interest and other sums payable under this Lease.

f.                            Landlord’s Successors.  In the event of a sale or conveyance by Landlord of the Project or a portion thereof including the Premises, or of Landlord’s interest in the foregoing, the same shall operate to release Landlord from any liability under this Lease attributable to actions, events or circumstances occurring after the date thereof, and in such event Landlord’s successor in interest shall be solely responsible for and shall be deemed to have assumed all obligations of Landlord under this Lease thereafter arising.

g.                           Interpretation.  This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located.  This Lease constitutes the entire agreement between the parties with respect to the Premises and the Project, except for such guarantees or modifications as may be executed in writing by parties from time to time.  When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter.  “Party” shall mean Landlord or Tenant.  If more than one person or entity constitutes Tenant, the obligations imposed upon Tenant shall be joint and several.  The enforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

h.                          Third Parties.  The Protected Parties shall have the right to enforce the provisions of this Lease which reference them.  Except for the foregoing, there are no third parties benefited hereby, this Lease being intended solely for the benefit of Landlord and Tenant.

i.                              Survival.  The release and indemnity covenants of Tenant, the right of Landlord to enforce its remedies hereunder, the attorneys fees provisions hereof, the provisions of Section 26 hereof, as well as all provisions of this Lease which contemplate performance after the expiration or termination hereof or the termination of Tenant’s right to possession hereunder, shall survive any such expiration or termination.

j.                             Indoor Air Quality.  Tenant acknowledges that construction (either initial construction or remodeling) by Landlord in the Premises or elsewhere in the Project, and other operations in the Project, may involve processes or materials which have a temporary adverse effect on indoor air quality; accordingly, Tenant (1) shall follow directives of Landlord and its agents related to ventilation, occupancy of the Premises, and other steps related to indoor air quality, and (2) except as otherwise provided in this Lease, hereby waives any claims related to such effects, including claims for damages, breach of quiet enjoyment, and/or constructive eviction.

k.                          Security.  Tenant specifically acknowledge that Landlord has no duty to provide security for any portion of the Project, including, without limitation, the Premises or the common areas, and Tenant has assumed sole responsibility and liability for the security of itself, its employees, customers and invitees and their respective property in, on or about the Project.  Notwithstanding anything herein to the contrary, Tenant expressly acknowledges and agrees that to the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any such security personnel, services, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel, services, procedures or equipment.  Landlord shall not be responsible or liable in any manner for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project.

l.                              Zoning Disclaimer.  This Agreement will not allow use of the Phase described in this Agreement in violation of applicable land use laws and regulations.  Before signing or accepting this Agreement, the person acquiring lease-hold to the Phase should check with the appropriate City or County planning department to verify approved uses.

28.                               HAZARDOUS SUBSTANCES.

a.                          Storage and Use.  Without the prior written consent of Landlord, Tenant shall not bring onto the Project or into the Premises any Hazardous Substances (as defined below).  Tenant shall request the prior written consent of Landlord before bringing any such Hazardous Substances onto the Project, specifying the types and amounts of Hazardous Substances involved.  Landlord shall have the right to withhold its consent, except that Landlord shall not withhold its consent with regard to, and Tenant may bring on to the Phase, subject to compliance with all Laws and all other provisions of this Lease, those substances used in connection with the normal course of its business, including producing or testing products produced by Tenant.  If any Hazardous Substances are brought onto the Project, the same shall be used and stored by Tenant in compliance with all Laws and in accordance with any reasonable conditions imposed by Landlord.

b.                          Disposal of Waste.  Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove same from the Premises.  Tenant shall keep all containers or other equipment used for the storage or disposal of such materials in a clean and sanitary condition.  Tenant shall properly dispose of all sanitary sewage and shall not use the sewage system for the disposal of anything except sanitary sewage nor in excess of the amount reasonably contemplated by the uses permitted under this Lease.  Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition.

c.                           Compliance with Law.  Notwithstanding any other provision in the Lease to the contrary, Tenant shall comply with all Laws in its use of the Premises, and in particular Laws relating to Hazardous Substances.  Tenant shall immediately and entirely clean up any contamination caused by Hazardous Substances brought onto the Project by Tenant.

d.                          Indemnification.  Tenant shall indemnify, defend and hold harmless Landlord, the other Protected Parties, the Premises, the Project, any ground lessor, and any lender holding a security interest in the Project, from and against all claims, causes of action, losses, damages, costs, response costs and expenses, liabilities, and other expenses caused by, arising out of, or in connection with, the generation, release, handling, storage, discharge, transportation, deposit or disposal in, on under or about the Premises or the Project by Tenant or any of its agents of the following (collectively referred to as “Hazardous Substances”): hazardous materials, hazardous substances, ultrahazardous materials, toxic wastes, toxic substances, pollutants, radioactive materials, petroleum products, underground tanks, oils, pollution, asbestos, PCB’s, materials, or contaminants, as those terms arc commonly used or as defined by any present or future applicable federal, state, and/or local law or regulation related to protection of health or the environment, including but not limited to, the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. (6901 et. seq.); the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. (9601, et. seq.); the Toxic Substances Control Act (15 U.S.C. (2601, et. seq.); the Clean Water Act (33 U.S.C. (1251, et. seq.); the Clean Air Act (42 U.S.C. (7401 et. seq,); amendments to the foregoing; and/or any rules and regulations promulgated thereunder.  Such damages, costs, liabilities, and expenses shall include such as are finally assessed by any regulating and/or administering agency, or incurred by any ground lessor or master lessor of the Project, the holder of any Mortgage or Dead of Trust on the Project, and/or any successor of the Landlord named herein.  This indemnity shall include (a) claims of third parties, including governmental agencies, for damages, fines, penalties, response costs, monitoring costs, injunctive or other relief; (b) the costs, expenses or losses resulting from any injunctive relief, including preliminary or temporary injunctive relief; (c) the expenses, including fees of attorneys and experts, of reporting the existence of Hazardous Substances to any governmental agency as required by applicable laws and regulations; and (d) any and all expenses or obligations, including attorney’s and paralegal fees, incurred at, before and after any trial or appeal therefrom or review thereof, or an administrative proceeding or appeal therefrom or review thereof, whether or not taxable as costs, including, without limitation, attorney’s fees, paralegal fees, witness fees (expert and otherwise), deposition costs, photocopying and telephone charges and other expenses related to the foregoing, all of which shall be paid by Tenant to Landlord when such expenses are incurred.  This indemnity shall survive the expiration or earlier termination of the term of the Lease or the termination of Tenant’s right of possession and be fully enforceable thereafter.  Notwithstanding anything in this Lease to the contrary, Tenant shall have no liability for any Hazardous Substances on, about, under or proximate to the Premises, Phase or the Project that were not created by or brought onto the Project by Tenant, its agents or invitees,

e.                           Information.  Tenant shall provide Landlord with any and all information regarding Hazardous Substances in the Premises, including contemporaneous copies of all filings and reports to governmental entities, and any other information requested by Landlord.  In the event of any accident, spill or other incident involving Hazardous Substances brought onto the Phase or created by Tenant, Tenant shall immediately report the same to Landlord and supply Landlord with all information and reports with respect to the same.  Upon execution by Landlord of a confidentiality agreement reasonably satisfactory to Tenant, all information described herein shall be provided to Landlord regardless of any claim by Tenant that it is confidential or privileged.

29.                               OPTION TO EXTEND THE TERM.

a.                          Option.  Tenant shall have the option to extend the term of the Lease for up to two (2) consecutive additional five (5) year periods, commencing on the day following the Expiration Date of the initial term or the first extension term, as the case may be (“Extended Term”), upon the same terms, covenants and conditions of the Lease, except that the Base Monthly Rent for the Extended Term shall be as determined pursuant to this Section 29.  Tenant’s option to extend the term of the Lease may be exercised only by Tenant delivering to Landlord written notice of such exercise (“Exercise Notice”) no later than two hundred seventy (270) days prior to the Expiration Date of the initial term or of the first Extended Term, as the case may be, and once given, such Exercise Notice shall be irrevocable.

b.                          Rent During Extended Term.  If Tenant exercises its option to extend the term pursuant to the terms and conditions of Section 29.a., then the Base Monthly Rent for the Extended Term shall be one hundred percent (100%) of the fair market rental value of the Premises (“Market Rent”), as defined below; provided, however, that the Base Monthly Rent for the first year of the Extended Term shall not be less than the Base Monthly Rent in effect during the last lease year of the expiring initial term or first Extended Term, as the case may be, and Base Monthly Rent for the first year of the first Extended Term shall not be increased by more than eighteen percent (18%) of the Base Monthly Rent in effect during the last lease year of the expiring initial term.  There are no limits to an increase in Base Monthly Rent for the first year of the second Extended Term.

c.                           Market Rent.  The term “Market Rent” shall mean the going market rental as of the date of the commencement of the Extended Term for similar space in the area where the Premises are located, taking into consideration the location, size and condition of the Premises, the existing improvements to the Premises, and the permitted uses of the Premises for a tenant proposing to sign a five year lease.  The “Market Rent” shall be expressed as an amount of Base Monthly Rent for the first year of such Extended Term which shall then be increased by a 1.8% factor each 12 months during the Extended Term in the same manner as provided in Section 1 of this Lease on each anniversary of the commencement of the Extended Term.

(1)                     Negotiation.  Commencing from the date that notice of Tenant’s exercise of the option to extend the term is delivered to Landlord, and continuing thereafter for thirty (30) days (“Negotiation Period”), the parties shall negotiate in good faith to agree upon the Market Rent.  If the parties are unable to agree on the Market Rent prior to the expiration of the Negotiation Period, the matter shall be submitted into appraisal pursuant to terms and conditions set forth below.

(2)                     Appraisal.

(a)                                 Two Appraisers.  Within fifteen (15) days after the expiration of the Negotiation Period, each party, at its own cost and by giving written notice to the other party, shall appoint an independent real estate appraiser who has not previously worked directly or indirectly with either party during the prior five year period, with a membership in the Appraisal Institute and at least five (5) years’ full time commercial appraisal experience in the area where the Premises is located, to appraise and determine the Market Rent (i.e., the rate to be in effect for the first year of the Extended Term and then to be adjusted annually as provided above).  If, in the time provided, only one (1) party shall give written notice of appointment of an appraiser, the single appraiser appointed shall determine the Market Rent.  If two (2) appraisers are appointed by the parties, the two (2) appraisers shall independently, and without consultation, prepare an appraisal of the Market Rent within thirty (30) days after the expiration of the fifteen (15) day period following expiration of the Negotiation Period.  Each appraiser shall seal its respective appraisal after completion.  After both appraisals are completed, the resulting appraisals of the Market Rent shall be opened and compared.  If the value of the appraisals differ by no more than ten percent (10%) of the value of the higher appraisal, then the Market Rent shall be the average of the two (2) appraisals.

(b)                                 Three Appraisers.  If the values attic appraisals differ by more than ten percent (10%) of the value of the higher appraisal, then within ten (10) days after the date the appraisals are compared, the two (2) appraisers selected by the parties shall appoint a third similarly qualified appraiser.  If the two (2) appraisers fail to so select a third appraiser, a third similarly qualified appraiser shall be appointed at the request of either Landlord or Tenant by the then presiding judge of the lowest state court of general jurisdiction within the county in which the Premises is located.  The third appraiser shall then issue his or her appraisal of Market Rent within thirty (30) days after appointment.  The Market Rent conclusively shall be the average of the two appraisals closest to each other.

(3)                     Costs.  Each party shall pay the fees and expenses of their own appraiser, and fifty percent (50%) of the fees and expenses of, and the cost of appointing, the third appraiser.

(4)                     Criteria.  Subject to the criteria set forth above, the Market Rent shall be determined using the “market comparison approach” (i.e., by reference to the rental rates of comparable properties in reasonable proximity to the Premises, adjusted for differences), and shall exclude the value of the alterations and improvements made by Tenant, including the office improvements, clean rooms, and Tenant’s trade fixtures, equipment and personal property.  The appraisers shall use their best efforts to fairly and reasonably appraise and determine the Market Rent in accordance with the terms of the Lease, and shall not act as advocates for either Landlord or Tenant.

(5)                     Limitation on Appraisers’ Authority.  The appraisers shall have no power to modify the provisions of this Lease, and their sole function shall be to determine the Market Rent in accordance with this Section.

d.                          Contingency Procedure.  If, for any reason, the Base Monthly Rent to be paid during the Extended Term is not determined prior to the first day of the Extended Term, this Lease shall nevertheless remain in effect, and during the interim period until such rental rate is finally determined, Tenant shall pay Base Monthly Rent in an amount equal to the amount which was scheduled to be paid for the final full month of the initial term.  Any accrued payment shortage or overage, together with interest at the prime rate of interest on unpaid amounts from the applicable dates, shall be paid within ten days of the determination of the new rental rate.

e.                           Personal Nature of Option.  The options to extend this Lease are personal to Tenant and may not be assigned by Tenant, either separately or in connection with an assignment of this Lease except as part of an assignment of this Lease in accordance with section 18c above.  Except as noted in the preceding sentence, upon any assignment of this Lease, the right to exercise the options to extend shall terminate.  The right to exercise the options to extend shall also terminate upon the termination of this Lease or of Tenant’s right of possession and the option to extend may not be exercised at any time that Tenant is in default; provided, if the option to extend shall have been exercised prior to a termination for default, then the calculation of damages upon such termination shall include damages with respect to the Extended Term.

f.                            Amendment to Lease.  If Tenant exercises the option to extend this Lease, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth such fact and the amount of Base Monthly Rent payable during the Extended Tem.  At that time, Tenant and Landlord shall adjust the security deposit to equal the same respective percentages of the then calculated last month’s Base Monthly Rent as was previously in effect.

30.                               RIGHT OF NEGOTIATION.  The provisions of this Section 30 provide a first right of negotiation in favor of Tenant.

a.                          Compliance Required.  Landlord shall not sell, convey, transfer, or exchange title to the Phase nor ground lease the Phase (a “Transfer”) without first complying with this Section 30.

b.                          Negotiation.  In the event Landlord decides to Transfer or to market the Phase, Landlord shall notify Tenant in writing.  Tenant shall then have a period of up to eighteen (18) days within which to enter into a sale agreement with Landlord for the acquisition of the Phase.  If the parties do not execute such an agreement within such time period, or if Tenant earlier communicates that it will not acquire the Phase, then Landlord shall be free to market and Transfer the Phase to any third party on any terms, whether similar or dissimilar to any terms discussed with Tenant.  Neither Landlord nor Tenant is obligated to execute any sale agreement that is not acceptable to such party, in its sole discretion.  This Section 30 sets forth a “one time only” right of notification and shall be observed no more than one time.

c.                           Exclusions from Coverage.  This Section 30 shall not apply to any change of ownership of Landlord, nor to any transfer or all or any interest in the Phase:

(1)                     to any entity owned, controlled by, under common control or ownership with, or which owns Landlord;

(2)                     by condemnation or eminent domain, or as a result of a threat thereof;

(3)                     that is involuntary;

(4)                     in the form of an easement, dedication of right of way, or similar conveyance or transfer;

(5)                     other than a transfer of fee title or ground lease;

(6)                     any Transfer to a lender, any foreclosure or deed in lieu of foreclosure, or any Transfer whatsoever after a foreclosure or acquisition of title by a lender or its designee; or

(7)                     any Transfer after Landlord has once complied with the provisions of this Section 30.

d.                          Personal Rights.  The rights of Tenant under this Section are not assignable and shall terminate upon any assignment or sublease (other than as permitted in Section 18c above), any uncured default hereunder by Tenant, or any termination of this Lease or of Tenant’s right of possession as permitted hereunder.

e.                           No Covenant.  Landlord has not promised that Landlord will decide to Transfer or market the Phase or that such an event shall occur on or before any particular date.  Landlord shall have no liability for the failure of Landlord to decide to Transfer or market the Phase.  In no event shall any actual or alleged failure by Landlord under this Section allow Tenant to terminate this lease.

f.                            Certificate.  At such time as Tenant has no rights under this Section, Tenant shall execute and deliver to Landlord a certificate so stating, setting forth the compliance of Landlord with the process set forth in this Section, and stating such other matters as Landlord may reasonably request.

31.                               RESTATEMENT OF ORIGINAL LEASE.  From and after the Effective Date hereof, the Original Lease shall be superceded and replaced by this Lease; provided, however, that notwithstanding the foregoing, each party shall retain its right to enforce and to pursue remedies (including the right to seek damages and indemnification) for (a) any breach of the Original Lease by the other party that has occurred prior to the Effective Date, and (b) any third party claim which arose or accrued prior to the Effective Date (but Landlord shall not have rights for indemnification against governmental claims for environmental matters that arose during the Original Lease that were not caused by Tenant).

TENANT: nLight Photonics Corp., a Delaware corporation		LANDLORD:	Aspen North Park, LLC, a limited liability company

By:	/s/ David Schaezler	By:	/s/ JR for Aspen Mortgage, Inc.

Its:	VP Finance	Its:	designated agent

EXHIBITS

A — Premises and Phase

B — Project

C — Signs

STATE OF WASHINGTON	)
	)	ss.
County of Clark	)

On this 19 day of   May  , 2010, before me, the undersigned, a Notary Public in and for the state of Washington, duly commissioned and sworn, personally appeared  David Schaezler  , to me known to be the    V.P. Finance   of nLight Photonics Corp., the corporation that executed the foregoing instrument, and acknowledged the instrument to be the free and voluntary act and deed to that corporation for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the instrument on behalf of the corporation.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ D R Kanso
NOTARY PUBLIC for the State of Washington
Residing at:	Vanc, WA
My Commission Expires:	1-8-13

STATE OF OREGON	)
	)	ss.
County of Washington	)

On this 18 day of   May  , 2010, before me, the undersigned, a Notary Public in and for the state of Washington, duly commissioned and sworn, personally appeared  Irving Potter  , to me known to be the    Agent   of nLight Photonics Corp., the corporation that executed the foregoing instrument, and acknowledged the instrument to be the free and voluntary act and deed to that corporation for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the instrument on behalf of the corporation.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Terri Lynn Searing
NOTARY PUBLIC for the State of Washington
Residing at:	Beaverton, OR
My Commission Expires:	5-24-14

EXHIBIT “A”

1.  EXHIBIT A

North Park Industrial Center

1.  EXHIBIT B

North Park Industrial Center

SIGN CRITERIA

Basic Identification Sign.

Each Tenant is allowed a basic identification sign to display company name in 14” microgramma (a.k.a. Eurostile Bold Extended) letters the color of which shall match the accent stripe on the building (Ameritone “Tall Tree Green” 1B1.16A).  Logos or symbols of the same construction as letters may be added, a maximum of 24” in any one dimension, color may be determined by Tenant and approved by ownership.  Letters and logos are to be non-illuminated and individually mounted with the building facade providing the background.  Corporate or company names will be listed in capital letters only, no lower case letters arc allowed.  Letter height will remain consistent at 14” with the length of the sign varying according to the length of the name displayed.  Logos or symbols are to be centered from top to bottom in the sign area.  Names will be mounted above the entry, centered in the area below the accent stripe and above the glass line.  If there is a double storefront, the name shall be justified to the left of the right entry, and justified right for the left entry.  If it is a single entrance, the company name will be centered above the entrance.  Logo placement is dependent upon sign location.

Window Signs

Identity signs displaying trademarks or logos may be used on the glass panel to the left or the right of the entrance door depending upon location of basic identification sign (see above), i.e., if identification sign is mounted to the right of the outside window frame, then window sign would be placed on glass panel to the left of the entrance door.  These signs may be either painted or pressure sensitive vinyl or a combination of both.  Company names shall be listed in 3” white pressure sensitive capital letters in the microgramma style.  Logos and symbols may be in corporate colors as determined by Tenant.  Tenant is required to submit a layout to the ownership for final approval.

Rear Loading Signs

Each Tenant will be allowed to identify its rear door for shipping and receiving purposes.  The company name shall be placed on a 36” x 24” aluminum panel adjacent to the rear doors.  The aluminum panel shall be painted to match the building.

Copy shall consist of 3” vinyl capital letters only in Rama Bold style, and color of which shall match the accent stripe of the building.  Company names and logos only are allowed.

Landlord reserves the right to deny any copy it considers unsuitable.  Layout must be approved by Landlord prior to installation of any signage.  The cost of all lettering and logos will be the responsibility of the Tenant.  No other signs are allowed in the windows or doors.

1.  EXHIBIT C

North Park Industrial Center

1.  SCHEDULE D

North Park Industrial Center

FIRST AMENDMENT TO LEASE
(5408 NE 88th Avenue)

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) dated for reference purposes June 18, 2012, is by and between ASPEN NORTH PARK L.L.C., an Oregon limited liability company (“Landlord”) and nLIGHT PHOTONICS CORPORATION, a Delaware corporation:

RECITALS

A.                                    Pursuant to an Amended and Restated Lease dated April 1, 2010 (the “Lease”), Landlord leases to Tenant and Tenant leases from Landlord certain premises located at 5408 NE 88th Street, Building E, Vancouver, Washington and more particularly described therein (the “Premises”).  Except as noted herein, defined terms in this First Amendment shall have the same meaning given to such teams in the Lease.

B.                                    In order to accommodate the expansion of Tenant’s parking area, the boundary of the Phase was adjusted to include additional real property in the northeast corner of the Phase Landlord and Tenant desire to amend the Lease and confirm the boundary and slat) of the Phase and the Project.

NOW, THEREFORE, for valuable consideration, Landlord and Tenant agree as follows:

1.                                      Section 2 (The Premises).  Section 2 of the Lease is hereby amended by replacing the first sentence in its entirety with the following:

“Landlord leases to Tenant the Premises described in Section 1 and in Exhibit A and commonly known as 5408 NE 88th Street, Building E, Vancouver, WA 98665 (the “Premises”), located in the Phase described on Exhibits A and A-1 (the “Phase”) and within the Project described on Exhibits B and B-1 (the “Project”).

2.                                      Exhibit A.  The reference to “Tax Lot 1/5” in Exhibit A is changed to reference “Tax Lot 4/5” and Exhibit A-1 attached hereto shall be attached to the Lease as Exhibit A-1 thereto.

3.                                      Exhibit B.  Exhibit B to the Lease is hereby replaced in its entirety with (i) the Site Plan attached as Exhibit B hereto, which depicts the Project, and (ii) Exhibit B-1, which depicts Phase 2/3 Spaces (as defined below).

4.                                      Phase and Premises.  Landlord and Tenant acknowledge that, pursuant to Exhibit B, as hereby amended, the Phase consists of 13.5 acres dreg property and that the “Agreed Upon Premises Percent of Project” is 30.11 percent

5.                                      Phase 2/3 Parking.  Tenant acknowledges that Tenant has obtained approval to construct 155 additional parking spaces on the Phase pursuant to the Type II Development and Environmental Review, Staff Report & Decision dated November 14, 2011, Case Nos. PSR2011-00040, SEP2011-00022 and WET2011-00029 (the “Parking Approval”).  Tenant hereby authorizes Landlord, Aspen North Park L.L.C. or its affiliate, Hinton Development Corp. (for purposes of this Paragraph 5, collectively, “Aspen”) to construct the 70 “Phase 2/3” parking spaces (the “Phase 2/3 Spaces”) as illustrated on Exhibit B-1.  Any such Phase 2/3 Spaces constructed, shall be constructed in accordance with all requirements of the Parking Approval.

Notwithstanding anything to the contrary in the Lease, Tenant shall not have any responsibility for the payment of the cost of such construction.

6.                                      Additional Parking.  Pursuant to Section 13 of the Lease and in connection with the Parking Approval, Landlord hereby consents to Tenant’s construction of up to 85 parking spaces in addition to the Phase 2/3 Spaces in accordance with all the requirements of the Parking Approval.

7.                                      Waiver.  Landlord acknowledges that Tenant is working in good faith to resolve any issues with parking and hereby waives any default under the Lease that arises with respect to Section 10 of the Lease (“Parking”) prior to construction of the Phase 2/3 Spaces.

8.                                      Full Force and Effect.  Except as amended by this First Amendment, the Lease is in full force and effect.

ASPEN NORTH PARK L.L.C., an Oregon limited liability company		nLIGHT PHOTONICS CORPORATION, a Delaware corporation

By:	/s/ GM	By:	/s/ Scott Keeney
Its:	Member	Its:	CEO

EXHIBIT A-1

EXHIBIT B

Asphalt C
5,503 SF
(Common)
Asphalt D1 - D2
98,298 SF
Asphalt C
61,841 SF
BLDG
"C"
BLDG
"D-1"
BLDG
"D-2"
Asphalt B
97,795 SF
BLDG.
"B"
BLDG
"E"
Asphalt D1,D2 & E
21,700 SF
BLDG.
"A"
Asphalt A
35,754 SF
Asphalt A
10,977 SF
1 Common Area Asphalt
Legend
57,876 SF
North Park - Bldgs A,B,C,D1,D2 & E
88th Street
Vancouver, Washington
HINTON
BSAA

EXHIBIT B-1

SECOND AMENDMENT TO LEASE
(5408 NE 88th Avenue)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”), dated for reference purposes August 1, 2016, is by and between DUTTON ASPEN LLC, an Oregon limited liability company (“Landlord”) and nLIGHT, Inc., formerly nLIGHT PHOTON1CS CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.            Pursuant to an Amended and Restated Lease dated April 1, 2010 (the “Lease”) originally between Aspen North Park L.L.C. (“Aspen North”) and Tenant, Aspen North leased to Tenant and Tenant leased from Aspen North certain premises located at 5408 NE 88th Street, Vancouver, Washington and more particularly described therein (the “Premises”).

B.            The Lease was amended by a First Amendment to Lease dated June 18, 2012 (the “First Amendment”), whereby, among other matters (i) certain property was added to the Premises, and (ii) Tenant authorized the construction of additional parking spaces on the Premises.  The Lease and the First Amendment are referred to herein collectively as the “Lease.”

C.            Pursuant to an Assignment of Lease dated June 25, 2012, Aspen North assigned all of its interest under the Lease to Landlord.

D.            Landlord and Tenant desire to amend the Lease on the terms and conditions set forth below.  Except as noted herein, defined terms in this Second Amendment shall have the same meaning given to such terms in the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.             Renewal Option (Section 29.a).  Tenant has exercised its option to renew the term of the Lease for the first Extended Term.  The first Extended Term will commence on April 1, 2017 and will end on March 31, 2022.

2.             Renewal Rent (Section 29.6).  Base Monthly Rent during the first year of the first Extended Term shall be $38,750, Landlord agrees to provide a one-time rent allowance of $12,500 for the first month of the Extended Term, such that Base Monthly Rent for April 2017 shall be $26,250.  Base Monthly Rent shall increase by 1.8% annually during the first Extended Term in accordance with the terms of Section 1(h) of the Lease (i.e., on April 1, 2018, Base Monthly Rent shall increase to $39,447.50).

3.             Reserves (Section 4.d).  Landlord and Tenant acknowledge and agree that Landlord currently holds the sum of $199,911 in the reserve account, which Landlord will, in accordance with Section 4(d) of the Lease, utilize to replace the asphalt surface of the parking lot, seal coat the parking lot, replace the roof and paint the exterior of the Premises.

4.             Full Force and Effect.  Except as amended by the First Amendment and this Second Amendment, the Lease is in full force and effect.

LANDLORD:	DUTTON ASPEN LLC

	By:	/s/ B. Daniel Dutton
B. Daniel Dutton, Manager

TENANT:	nLIGHT, Inc.

	By:	/s/ Kerry Hill
	Its:	CFO & Secretary